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                                                                       EXHIBIT 1

                            COHANZICK PARTNERS, L.P.
                                427 BEDFORD ROAD
                                    SUITE 230
                          PLEASANTVILLE, NEW YORK 10570


                                                          September 8, 2000


VIA TELECOPIER AND HAND DELIVERY
--------------------------------

International Airline Support Group, Inc.
1954 Airport Road
Suite 200
Atlanta, Georgia 30341

Attention: Corporate Secretary

                Re:   Notice of Stockholder Nominees
                ------------------------------------

Ladies and Gentlemen:

           Cohanzick Partners, L.P. ("Cohanzick") is hereby submitting this notice on the date hereof in order to comply with the requirements (the "By-law Requirements") set forth in Section 10 of the Amended and Restated By-Laws of International Airline Support Group, Inc. (the "Corporation") entitled "Notice of Stockholder Nominees." Cohanzick's address is 427 Bedford Road, Suite 230, Pleasantville, New York 10570. As of the close of business on September 8, 2000, Cohanzick is the record owner, beneficially, of 180,700 shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock"), which constitutes approximately 8.25% of such class of securities (based upon the 2,190,198 shares of Common Stock stated to be outstanding as of August 30, 2000, by the Corporation in the Corporation's 10-K filing filed with the Securities and Exchange Commission). These shares were countersigned and registered in the stock transfer books of the Corporation in the name of "Cohanzick Partners, L.P."

           Cohanzick is a Delaware limited partnership whose principal business is to invest in securities of U.S. issuers. Cohanzick Capital, L.P. ("Cohanzick Capital"), a Delaware limited partnership, is the sole general partner of Cohanzick. Sunnyside, L.L.C. ("Sunnyside"), a limited liability company organized under the laws of the State of Delaware, is the sole general partner of Cohanzick Capital. David K. Sherman ("Mr. Sherman") is the sole managing member of Sunnyside. Neither Cohanzick Capital, Sunnyside nor Mr. Sherman directly own shares of Common Stock in the Corporation. By reason of their relationship to Cohanzick, however, under the provisions of Rule 13d-3 of the Securities and Exchange Commission, Cohanzick Capital, Sunnyside and Mr. Sherman may be deemed to beneficially own the Common Stock.

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International Airline Support Group, Inc.
September 8, 2000
- Page 2-


           Cohanzick has the power to dispose of and to vote the shares of Common Stock, which power may be exercised by its general partner, Cohanzick Capital, its general partner, Sunnyside and ultimately Mr. Sherman, as managing member of Sunnyside. Cohanzick Capital, Sunnyside and Mr.
Sherman have approved the giving of this notice by Cohanzick.

           Cohanzick hereby represents that it intends to appear at the 2000 annual meeting of the Corporation's stockholders (the "Annual Meeting") in person or by proxy to submit the business specified in this notice.

           Cohanzick is seeking at the Annual Meeting to elect the following person as a member of the Board of Directors of the Corporation and, in that regard, proposes to nominate David K. Sherman (the "Nominee"), as a nominee for election as director of the Corporation at the Annual Meeting.

           Cohanzick believes that as a large shareholder it is entitled to representation on the Board of Directors and to have representation and input with respect to the governance, business and strategic planning of the Corporation. If elected to the Board of Directors, Cohanzick believes that Mr. Sherman should serve on the audit, executive and compensation committees of the Board of Directors. Mr. Sherman has advised Cohanzick that he would waive any right to any compensation that may be payable to him in connection with his service on the Board of Directors of the Corporation.

           As required by the By-law Requirements, Cohanzick hereby advises you as follows with respect to the Nominee: (i) Name: David K. Sherman; Age: 35; Business Address: 427 Bedford Road, Suite 230, Pleasantville, New York 10570; Residential Address: 8 Round Hill Road, Chappaqua, New York 10514; (ii) Mr. Sherman is the founder of Cohanzick and is a member of Cohanzick Management, LLC ("Cohanzick Management"). Cohanzick focuses on buying public and private securities with an opportunistic, value-oriented approach. Cohanzick principally invests in U.S. public and private equities. Prior to forming Cohanzick Management, Mr. Sherman was employed by Leucadia National Corporation for ten years. At his departure from Leucadia, Mr. Sherman served as Vice President involved in investments and acquisitions and he was Treasurer of Leucadia's insurance companies. Mr. Sherman is graduated from Washington University with a Bachelor of Science in Business Administration; (iii) as set forth above, Mr. Sherman owns directly no shares of Common Stock. By reason of his position as the managing member of Sunnyside, Mr. Sherman may be deemed to beneficially own the 180,700 shares of Common Stock owned by Cohanzick; and (iv) a copy of the Nominee's written consent to act as a director of the Corporation is annexed hereto as Exhibit A.

           As required by the By-law Requirements, Cohanzick hereby advises you as follows with respect to Cohanzick: (i) Name and address: Cohanzick Partners, L.P., 427 Bedford Road, Suite 230, Pleasantville, New York 10570; and (ii) Class and Number of Shares: 180,700 shares of Common Stock of the Corporation.

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International Airline Support Group, Inc.
September 8, 2000
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           Except as set forth herein, to the best knowledge of Cohanzick, (i)
the Nominee does not own any securities of the Corporation or any parent or subsidiary of the Corporation, directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Corporation within the past two years, and none of their associates beneficially owns, directly or indirectly, any securities of the Corporation, (ii) neither the Nominee, his associates nor any member of his immediate family, or Cohanzick or its associates, has any arrangement or understanding with any person (a) with respect to any future employment by the Corporation or its affiliates, or (b) with respect to future transactions to which the Corporation, or any of its affiliates, will or may be a party, or any material interest, direct or indirect, in any transaction, or series of similar transactions, that has occurred since January 1, 1999, or any currently proposed transaction, or series of similar transactions, to which the Corporation, or any of its subsidiaries, was or is to be a party and in which the amount involved exceeds $60,000, (iii) the Nominee is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies, (iv) the Nominee, nor any of his associates, has any arrangement or understanding with any person pursuant to which he was or is to be selected as a director, nominee or officer of the Corporation, and (v) there is no other information with respect to the Nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended. Matters disclosed in any part of this notice should be deemed disclosed for all purposes of this notice. The written consent of the Nominee, as required by the By-law Requirements, is attached as Annex A.

           Cohanzick and/or the Nominee will promptly provide any other information reasonably requested by the Corporation pursuant to the By-law Requirements. Please be advised, however, that, notwithstanding the compliance of Cohanzick and/or the Nominee with the By-law Requirements, neither the delivery of this notice in accordance with the terms of the By-law Requirements, nor the delivery of any additional information, if any, provided by Cohanzick, or any of its affiliates to the Corporation from and after the date hereof, shall be deemed to constitute an

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International Airline Support Group, Inc.
September 8, 2000
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admission by Cohanzick, or any of its affiliates, of the legality or enforceability of the By-law Requirements or a waiver by any such person or entity of its right to, in any way, contest or challenge the enforceability thereof.



                   Very truly yours,

                   COHANZICK PARTNERS, L.P.


                   By: /s/ David K. Sherman
                       ------------------------
                       David K. Sherman, a Managing Member of
                       Sunnyside, LLC, which is a Managing Member of Cohanzick Capital, LLC, which is a General Partner of Cohanzick Partners, LP


cc:   Philip A. Theodore, Esq.
      King & Spalding

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                                                                       EXHIBIT A


                               CONSENT OF NOMINEE


           The undersigned hereby consents to being named as a nominee for election as a director of International Airline Support Group, Inc. (the "Company") in the proxy statement and other materials concerning the undersigned's nomination in connection with the solicitation of proxies from stockholders of the Company to be voted at the 2000 annual meeting of stockholders of the Company and any adjournment thereof, and further consents to serve as a director of the Company, if elected.



                                            /s/ David K. Sherman
                                            --------------------
                                            David K. Sherman


Dated:     September 8, 2000